Exhibit 99

For immediate release:	Contact:
June 26, 2006	Paul Fitzhenry
(212) 733-4637

PFIZER REACHES AGREEMENT TO SELL ITS CONSUMER HEALTHCARE BUSINESS TO JOHNSON & JOHNSON FOR $16.6 BILLION
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Company Will Use After-Tax Proceeds to Invest in New Products and Innovative Technologies and Enhance Shareholder Returns
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Pfizer Now Expects to Purchase up to
$17 Billion in Stock in 2006-7
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CEO McKinnell: “We Have Taken Another Important Step to Create Value for Our Shareholders While Transforming Our Company”
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Consumer Healthcare Colleagues “Have Done a Superb Job in Building an Outstanding Business”

NEW YORK, June 26 –- Pfizer Inc said today that it has reached a definitive agreement to sell its Pfizer Consumer Healthcare (PCH) business to Johnson & Johnson for $16.6 billion in cash, resulting in about $13.5 billion in after-tax proceeds.

The agreement, approved by the Pfizer Board of Directors, completes a review of strategic options for the consumer business that Pfizer initiated in February.

“By obtaining excellent value for our consumer business, we have taken another important step to create value for our shareholders while transforming our company,” said Pfizer Chairman and Chief Executive Officer Hank McKinnell. “We will now be in an even stronger position to capitalize on the many opportunities we see in our core pharmaceuticals business, as well as enhance returns to our shareholders. With the net proceeds from this sale, plus projected cash flow from ongoing operations over the next 30 months (net of capital expenditures and dividends) totaling approximately $34 billion, we will focus on our key priorities: leveraging our internal research and development and strong pipeline of new medicines; continuing to acquire products and technology that will drive long-term growth of the business; and improving shareholder returns through actions such as the share purchase program we are announcing today.”

Pfizer now expects that during 2006 and 2007 it will purchase up to $17 billion of the Company’s common stock. This includes up to $7 billion in 2006 and up to $10 billion in 2007, and reflects an increase in the company’s share purchase authorization from $5 billion in June 2005 to $18 billion, which has been approved by Pfizer’s Board of Directors. As a result of its expanded share purchase activity, Pfizer expects the PCH divestiture to be non-dilutive to earnings in 2007 and accretive in 2008.

“Because of the high level of interest, we were able to accelerate our timetable for unlocking value and capitalizing on the strong market for global consumer franchises,” said Pfizer Vice Chairman David Shedlarz. “We will use the proceeds to both invest in our future and build value today. To drive long-term growth, for example, we have acquired products, product candidates and technologies in priority areas such as Alzheimer’s disease, diabetes, obesity and infectious diseases in just the last 12 months.

“The expansion of our share purchase program reflects our conviction that Pfizer stock at current levels is a compelling investment opportunity. We will also continue to support strong dividend growth. We will maintain a disciplined approach and use our cash flow opportunistically to create and sustain value for our shareholders,” Shedlarz said.

Pfizer Consumer Healthcare had revenue of $3.9 billion in 2005. Its portfolio of well-known global brands includes Listerine, Nicorette, Sudafed, Benadryl and Neosporin.

Dr. McKinnell added, “We carefully evaluated a range of options for Consumer Healthcare. The value we have obtained reflects the hard work of our colleagues, who have done a superb job in building an outstanding business. We wish them success and thank them for their dedication. We will do everything we can to ensure a smooth transition.”

Pfizer expects to close the transaction by year-end. The transaction is subject to customary closing conditions, including regulatory approvals.

Lazard and Bear Stearns & Co. Inc. advised Pfizer on the transaction. Cadwalader, Wickersham & Taft provided legal counsel.

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DISCLOSURE NOTICE: The information contained in this release is as of Monday, June 26, 2006. The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

This release contains forward-looking information about the sale of the Company’s Consumer Healthcare business and the use of the sale proceeds as well as the Company’s stock-purchase plans and projected cash flow from operations. Such information involves substantial risks and uncertainties, including the satisfaction of the conditions to closing the sale, including regulatory approvals, and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in its reports on Form 10-Q and 8-K.